NEWS RELEASE
DRESS BARN, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2009
SALES AND EARNINGS RESULTS

SUFFERN, NY – September 16, 2009 - Dress Barn, Inc. (NASDAQ - DBRN) today reported sales and earnings results for its fourth quarter and fiscal year ended July 25, 2009.

Fiscal Fourth Quarter Results

Net sales for the fiscal fourth quarter ended July 25, 2009 increased 4% to $398.9 million from $382.3 million for the fiscal fourth quarter ended July 26, 2008. Comparable store sales for the quarter increased 1%.

By division, net sales for dressbarn stores increased 6% to $253.7 million compared to $238.5 million for the fourth quarter of fiscal 2008, driven primarily by a comparable store sales increase of 4% for the quarter. Net sales for maurices stores increased 1% to $145.2 million compared to $143.8 million for the fourth quarter of fiscal 2008. The increase was driven by new stores offset by a comparable store sales decrease of 5% for the quarter.

Net earnings for the fiscal fourth quarter were $26.4 million, or $0.41 per diluted share. During the quarter the Company incurred certain unusual items that are not indicative of on-going operations. Accordingly, a GAAP to non-GAAP reconciliation of these items is provided later in this release for a more valid comparison to the prior year. Net earnings on this non-GAAP basis were $25.2 million, or $0.39 per diluted share. This compares to net earnings of $22.1 million, or $0.34 per diluted share for the fourth quarter of fiscal 2008.

2009 Fiscal Year Results

Net sales for the fiscal year ended July 25, 2009 increased 3% to $1.494 billion from $1.444 billion for the fiscal year ended July 26, 2008. Comparable store sales for the year were flat.

By division, net sales for dressbarn stores increased 2% to $906.2 million compared to $887.6 million for fiscal 2008; comparable store sales for the fiscal year were flat. Net sales for maurices increased 6% to $588.0 million, compared to $556.6 million for fiscal 2008; comparable store sales for the year decreased 1%.

Net earnings for fiscal 2009 were $69.7 million, or $1.11 per diluted share. Net earnings on the non-GAAP basis described later in this release were $68.5 million or $1.09 per diluted share. This compares to net earnings of $74.1 million, or $1.15 per diluted share for fiscal 2008.

Commentary

David R. Jaffe, President and Chief Executive Officer commented, “We are very pleased with our performance in a highly challenging environment due largely to effective merchandising that has communicated a good combination of fashion and value to consumers.  At the same time, we have continued to carefully control costs and inventory levels and remain focused on generating cash.”

Mr. Jaffe continued, “This year, we generated $115 million of free cash flow.  Our long-held belief continues to be that a good liquidity position and the strength of our balance sheet positions us to continue to grow our business. We are awaiting completion of our previously announced merger with Tween Brands, whose dominant position in the tween specialty retailing market can further extend our demographic reach and create significant value for our shareholders.”

Mr. Jaffe concluded, “As we move forward, we believe that there remains an excellent opportunity for our concepts to perform well and for our company to expand the scope of its business.  We will continue to have significant untapped liquidity and look to maximize the performance of our operations in the year ahead.  While we expect the consumer environment to remain challenging, we believe we are in the right position to make the most of the opportunities for growth that continue to exist.”

Reconciliation of GAAP to Non-GAAP Earnings and Diluted EPS

Net earnings and diluted earnings per share, excluding the impairment and merger related costs offset by the tax benefit of the prior year’s tax positions are shown below as non-GAAP measures. Because management believes these expenses and tax benefit may not be indicative of normal operating items, management believes these non-GAAP measures are useful to investors as an alternative for measuring the Company’s operating performance and comparing it against the prior year fiscal fourth quarter and fiscal year.

Fourth Quarter Fiscal 2009:

(in millions, except per share amounts)	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share
Reported GAAP Basis	$35.0	$8.6	$26.4	$0.41
Adjustments to SG&A expenses:
Merger related costs	3.6	1.0	2.6	0.04
Impairment of trade name	2.0	0.8	1.2	0.02
Tax benefit of prior year’s tax positions	--	5.0	(5.0)	(0.08)
Non-GAAP basis	$40.6	$15.4	$25.2	$0.39

Fiscal Year 2009:

(in millions, except per share amounts)	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share
Reported GAAP Basis	$106.6	$36.9	$69.7	$1.11
Adjustments to SG&A expenses:
Merger related costs	3.6	1.0	2.6	0.04
Impairment of trade name	2.0	0.8	1.2	0.02
Tax benefit of prior year’s tax positions	--	5.0	(5.0)	(0.08)
Non-GAAP basis	$112.2	$43.7	$68.5	$1.09

Merger Update

On June 24, 2009, the Company entered into a definitive agreement with Tween Brands, Inc. pursuant to which a subsidiary of the Company agreed to merge with Tween Brands, Inc. in a stock-for-stock transaction. The transaction continues to progress with anticipated completion in the fourth quarter of calendar 2009. On July 28, 2009, the Company and Tween Brands, Inc. submitted notification and report forms under the Hart Scott Rodino Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. The Hart Scott Rodino Act waiting period expired with no comment.  In addition, on August 11, 2009, the Company filed a registration statement on Form S-4 with the Securities and Exchange Commission. The S-4 contains Tween Brands, Inc. proxy statement. Once the S-4 is declared effective, Tween Brands, Inc. is required to distribute a definitive proxy statement to its stockholders in connection with a meeting of Tween Brands stockholders to approve the merger agreement.

Fiscal July 2010 Guidance

The Company’s guidance for earnings per diluted share for fiscal July 2010 is in the range of $1.10 to $1.20. This guidance is based solely on dressbarn and maurices estimated results. We expect to update this guidance after the completion of the Tween Brands merger. This estimate is also based upon various assumptions for the year including a low single digit increase in comparable store sales. Fiscal 2010 is a 53-week year, with the fourth quarter including 14 weeks. The Company plans to open approximately 50 stores and close 25 stores, ending fiscal 2010 with approximately 1,585 dressbarn and maurices stores in operation.

Conference Call Information

The Company will conduct a conference call today, September 16, 2009 at 4:30 PM Eastern Time to review its fourth quarter and year-end financial results followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 213-8836 prior to the start time, the passcode is 61075161. The call will also be simultaneously broadcast at www.dressbarn.com.  A recording of the call will be available shortly after its conclusion and until October 16, 2009 by dialing (617) 801-6888, the passcode is 61288879.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands.  As of July 25, 2009, the Company operated 838 dressbarn stores in 47 states and 721 maurices stores in 44 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K for the year ended July 26, 2008 and Form 10-Q for the quarter ended April 25, 2009.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts

	Thirteen Weeks Ended
	July 25,		July 26,
	2009		2008

Net sales	$398,928	100.0%	$382,303	100.0%
Cost of sales, including
occupancy and buying costs	237,994	59.7%	231,309	60.5%
Gross Profit	160,934	40.3%	150,994	39.5%
Selling, general and
administrative expenses	113,640	28.5%	101,854	26.6%
Depreciation and amortization	12,505	3.1%	12,474	3.3%
Operating income	34,789	8.7%	36,666	9.6%

Interest income	924	0.2%	1,826	0.5%
Interest expense	(1,175)	-0.3%	(1,192)	-0.3%
Other income (loss)	453	0.1%	(671)	-0.2%
Earnings before income taxes	34,991	8.8%	36,629	9.6%
Income taxes	8,570	2.1%	14,515	3.8%
Net earnings	$26,421	6.6%	$22,114	5.8%

Earnings per share:
Basic	$0.44		$0.37
Diluted	$0.41		$0.34

Weighted average shares outstanding:
Basic	60,047		60,175
Diluted	64,747		64,495

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts

	Fiscal Year Ended
	July 25,		July 26,
	2009		2008

Net sales	$1,494,236	100.0%	$1,444,165	100.0%
Cost of sales, including
occupancy and buying costs	918,350	61.5%	885,927	61.3%
Gross Profit	575,886	38.5%	558,238	38.7%
Selling, general and
administrative expenses	422,372	28.3%	397,424	27.5%
Depreciation and amortization	48,535	3.2%	48,200	3.3%
Operating income	104,979	7.0%	112,614	7.8%

Interest income	5,394	0.4%	7,817	0.5%
Interest expense	(4,795)	-0.3%	(4,825)	-0.3%
Other income	1,062	0.1%	512	0.0%
Earnings before income taxes	106,640	7.1%	116,118	8.0%
Income taxes	36,952	2.5%	42,030	2.9%
Net earnings	$69,688	4.7%	$74,088	5.1%

Earnings per share:
Basic	$1.16		$1.23
Diluted	$1.11		$1.15

Weighted average shares outstanding:
Basic	60,044		60,102
Diluted	62,990		64,467

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
Amounts in thousands

	July 25,	July 26,
ASSETS	2009	2008
Current Assets:
Cash and cash equivalents	$240,763	$127,226
Investment Securities	112,998	92,697
Merchandise inventories	193,979	186,983
Prepaid expenses and other	17,874	24,882
Total Current Assets	565,614	431,788

Property, Plant and Equipment	556,085	525,605
Less accumulated depreciation and amortization	278,172	251,326
Property, Plant and Equipment, net	277,913	274,279

Deferred Tax Asset	3,091	-
Intangible Assets, net	104,932	107,802
Goodwill	131,368	130,656
Investment Securities	30,813	58,404
Other Assets	18,090	21,530
TOTAL ASSETS	$1,131,821	$1,024,459

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable – trade	$138,940	$121,084
Accrued salaries, wages and related expenses	32,116	27,934
Other accrued expenses	49,450	50,970
Customer credits	13,999	14,822
Income taxes payable	7,491	-
Current portion of deferred tax	2,775	401
Current portion of long-term debt	1,347	1,277
Convertible senior notes	115,000	115,000
Total Current Liabilities	361,118	331,488

Long-Term Debt	26,062	27,263
Deferred Rent and Lease Incentives	67,772	62,003
Deferred Compensation and Other Long Term Liabilities	50,789	44,391
Deferred Tax Liability	-	3,232
Total Liabilities	505,741	468,377
Shareholders' Equity	626,080	556,082
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,131,821	$1,024,459